Filed Pursuant to Rule 433
Registration No. 333-146731
October 24, 2007

Pricing Term Sheet
Issuer:	JPMorgan Chase & Co.
Currency:	USD
Size:	$750,000,000
Security Type:	SEC Registered Senior Notes
Maturity:	October 1, 2012
Coupon:	5.375%
Interest Payment Dates:	Semi-Annually
Day Count Convention:	30/360
Spread to Benchmark Treasury:	+115 bps
Benchmark Treasury:	4.125% US Treasury due 9/12
Benchmark Treasury Spot and Yield:	101-04 3/4; 3.991%
Price to Public:	101.002% of face amount, plus accrued interest from October 1, 2007
Yield to maturity:	5.141%
Proceeds (Before Expenses) to Issuer:	$754,890,000
Accrued Interest:	$3,135,416.67
Total Proceeds and Accrued Interest:	$758,025,416.67
Interest Payment Dates:	April 1 and October 1 of each year, commencing April 1, 2008
Trade Date:	October 24, 2007
Settlement Date:	October 29, 2007 (T+3)
Denominations	$1,000 x $1,000
CUSIP/ISIN	46625HGT1/US46625HGT14
Ratings:	Aa2/AA-/AA-
Sole Bookrunner:	J.P. Morgan Securities Inc.
Co-Managers:	Deutsche Bank Securities Inc (1%); Cabrera Capital Markets, LLC (.5%); Jackson Securities, LLC (.5%)

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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